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                                                                     EXHIBIT 8.1

                  [LETTERHEAD OF MUNGER, TOLLES & OLSON LLP]





                                 August  , 1998



Berkshire Hathaway Inc.
1440 Kiewit Plaza
Omaha, Nebraska  68131

          Re:  Combination of Berkshire Hathaway Inc. and General Re Corporation
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Ladies and Gentlemen:

          In accordance with your request, we provide the following analysis and opinion relating to certain federal income tax consequences of the transactions (the "Transactions") whereby Berkshire Hathaway Inc. ("Berkshire") and General Re Corporation ("General") will combine their businesses pursuant to the terms and conditions set forth in that certain Agreement and Plan of Mergers dated as of June 19, 1998 (the "Agreement"). Terms used herein but not defined herein have the same meaning as in the Agreement.

          In furtherance of the Transactions, Berkshire has formed a Delaware corporation ("Holding Company"), which in turn has formed two wholly-owned Delaware subsidiaries ("Merger Sub A" and "Merger Sub B") for the sole purpose of effectuating the mergers described below. In addition, pursuant to the Agreement, Berkshire has issued to General shares of a new class of non-voting, non-participating cumulative preferred stock of Berkshire, and General has issued to Berkshire shares of a new class of non-voting, non-participating cumulative preferred stock of General.
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          If Berkshire and General are required under the Agreement to proceed with the Transactions, and no Partial Cash Election has been made or can properly be deemed to have been made by Berkshire, Merger Sub A will merge with and into Berkshire and Merger Sub B will merge with and into General, in each case in accordance with the Delaware General Corporation Law, with the result that Holding Company will acquire through mergers, upon the terms and subject to the conditions set forth in the Agreement, each share of General Common Stock issued and outstanding immediately prior to the Effective Time and each share of Berkshire Common Stock issued and outstanding immediately prior to the Effective Time. Subject to the provisions of the Agreement, as a result of the Berkshire Merger, each outstanding and issued share of Berkshire Common Stock shall be converted into a share of a comparable class of Holding Company Common Stock and, as a result of the General Merger, each outstanding and issued share of General Common Stock shall be converted into either the right to receive 0.0035 of a share of Holding Company Class A Common Stock or 0.105 of a share of Holding Company Class B Common Stock, as determined in accordance with the election procedures set forth in the Agreement.

          If Berkshire and General are required under the Agreement to proceed with the Transactions, and Berkshire is permitted to and does in fact make, or is deemed to have made, a Partial Cash Election, then in lieu of the transaction described in the immediately preceding paragraph, the Berkshire Merger shall not be consummated, Berkshire shall take any action required so that Merger Sub B is a direct subsidiary of a direct subsidiary of Berkshire, Merger Sub B shall merge with and into General pursuant to the Delaware General Corporation Law, and the Merger Consideration shall consist of a combination of Berkshire Common Shares and cash based on the formula, and pursuant to the election procedure, set forth in the Agreement.

          No fractional shares of Holding Company Common Stock shall be issued in the Transactions, but instead fractional shares shall be converted to cash under a formula in the Agreement.

          Our analysis and the opinion set forth herein are based upon the facts and terms as set forth in the Agreement and in the combined Proxy Statement of Berkshire and General relating to the Transactions (the "Joint Proxy Statement/Prospectus"), including in each case the exhibits thereto. Our opinion is also based on certain representations in the Agreement, and certain written representations to us from officers of Berkshire and General in certificates of even date herewith. The facts and terms contained in the above-referenced documents are incorporated herein by reference as the operative facts and terms underlying the tax opinion set forth herein. We have assumed that any representation or statement made "to the best knowledge" or similarly qualified is correct without such qualification. As to all matters with respect to which a person or entity making a representation referred to above has represented that such person or entity either is not a party to, or does not

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have, or is not aware of, any plan or intention, understanding or agreement, we have assumed that there is in fact no such plan, intention, understanding, or agreement. One of our key assumptions for purposes of this opinion is that the facts and representations set forth in the above-referenced documents are true, complete, correct and accurate on the date of this analysis and remain so to the Effective Time. Any change or inaccuracy in such facts, representations or assumptions may adversely affect our opinion. Additionally, our ability to give the opinion set forth herein at the Effective Time is expressly conditioned upon our receipt, as of the Effective Time, of certificates, in form and substance reasonably satisfactory to us, comparable to those referred to in the second sentence of this paragraph.

          In rendering this opinion, we have examined such documents, laws, regulations and other legal matters as we have considered necessary or appropriate for purposes of the opinion expressed herein. We have not made any independent investigation in rendering this opinion other than as described herein.

          Our opinion is based upon the Internal Revenue Code of 1986, as amended as of the date hereof (the "Code"), and currently applicable Treasury Regulations promulgated under the Code (including proposed Treasury Regulations, except as otherwise indicated below), published administrative positions of the Internal Revenue Service (the "IRS") in revenue rulings and revenue procedures, and judicial decisions. Such legal authorities are all subject to change, either prospectively or retroactively, and it is possible that changes in such legal authorities may occur between the date hereof and the Effective Time. No assurance can be provided as to the effect of any such change upon our opinion.

          The opinion set forth herein has no binding effect on the IRS or the courts. No assurance can be given that, if contested, a court would agree with the opinion set forth herein. The opinion set forth herein represents rather our best legal judgment as to the likely outcome of the issues addressed herein if such issues were litigated.

          On June 29, 1998, Berkshire and General filed a joint private letter ruling request with the IRS requesting rulings corresponding to the three Rulings (the 351(e) Ruling, the No Gain or Loss Ruling and the 368(c) Ruling) specified in the Agreement, and in delivering our opinion we assume that the facts and representations set forth in such request and any supplemental submissions are true, complete and correct. No assurance can be given that the Rulings, or any of them, will be issued in the form requested. In addition to the other assumptions set forth herein, in delivering our opinion (1) set forth below we assume that (i) either (A) Berkshire shall have received the 351(e) Ruling and the No Gain or Loss Ruling or (B) the Proposed Regulations (as defined in the Agreement) shall have been withdrawn and Berkshire shall have received either the No Gain or Loss Ruling or the 368(c) Ruling and (ii) at the Effective
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Time, the stockholders of Berkshire and General will not be subject to one or more binding commitments to transfer their Holding Company Common Stock received in the Transactions that would cause such stockholders to fail to be in control of Holding Company immediately after the Transactions within the meaning of
Section 351(a) of the Code.

          In the case of transactions as complex as the Transactions, many federal, state and local income and other tax consequences arise. We have been asked only to address the issues specifically set forth below. No opinion is expressed regarding any other issues.

          This opinion is being delivered to you for use in connection with the combined Proxy Statement of Berkshire and General relating to the Transactions and may not be relied upon by any other person without our prior written consent.

          Subject to the foregoing, it is our opinion that, at the Effective
          Time:

          (1) if Berkshire and General are required under the Agreement to proceed with the Transactions, and no Partial Cash Election has been made or can properly be deemed to have been made by Berkshire, the Berkshire Merger will be treated as a transfer of property to Holding Company by the holders of Berkshire Common Stock governed by Section 351(a) or Section 351(b) of the Code; and

          (2) if Berkshire and General are required under the Agreement to proceed with the Transactions, and Berkshire is permitted to and does in fact make, or is deemed to have made, a Partial Cash Election, the Transactions will not qualify as a reorganization within the meaning of Section 368 of the Code, the Merger Consideration will be taxable to the stockholders of General, and the Transactions will not be a taxable transaction to either Berkshire or its stockholders.

          We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement on Form S-4 filed by Berkshire and Holding Company relating to the Transactions and to the reference to us under the caption "The Transactions -- Federal Income Tax Considerations" in the Joint Proxy Statement/Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

                              Very truly yours,